Exhibit 10.G

Weyerhaeuser Company and Subsidiaries

EXHIBIT 10 (g) — Description of the Weyerhaeuser Company Option Exercise/Share Purchase Program

Option Exercise/Share Purchase Program

In April 2004, the Weyerhaeuser Company Board of Directors approved a program for a limited number of company employees who had been prohibited for extended periods from exercising options previously granted to them under company option plans as a result of prohibitions on trading put in place by the company in connection with material transactions. The company’s executive officers are all participants in the program. Under the program, participants are allowed to exercise options granted to them under the company’s 1998 Long-Term Incentive Plan and prior company option plans and simultaneously sell to the company the shares acquired upon exercise. Participants who exercise options under this program receive the difference between the exercise price of the options and the fair market value of the shares. The fair market value of such shares is the average of the high and low price for the company’s common stock (as reported in the New York Stock Exchange Consolidation Tape) on the day of exercise. The remaining terms of the options are governed by the plans under which the options were granted.